Exhibit 99.2

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

PIXANTRONE PRE-NDA COMMUNICATION FROM FDA PROVIDES

CELLTHERAPEUTICS BASIS TO BEGIN ROLLING NDA SUBMISSION

January 27, 2009 Seattle—Cell Therapeutics (CTI) (NASDAQ and MTA: CTIC) announced today that after communication with the Food and Drug Administration ( FDA), CTI expects to begin submission of a rolling New Drug Application (NDA) and request priority review for pixantrone to treat relapsed aggressive non-Hodgkin’s lymphoma ( NHL) in the first quarter of 2009. If granted priority review a decision on the NDA could occur before the end of 2009.

“This communication from the FDA is a significant milestone for the Company and for patients with relapsed aggressive NHL as this could be the first drug approved for this unmet medical need,” noted James A. Bianco, M.D. Chief Executive Officer of CTI. “With the potential for three drug approvals in 2009 we are on track to meet our objective of cash flow break even in the fourth quarter of this year.”

The EXTEND clinical trial was a phase III single-agent trial of pixantrone for patients with relapsed, aggressive non-Hodgkin’s lymphoma who received two or more prior therapies and who were sensitive to treatment with anthracyclines. The trial enrolled 140 patients and patients were randomized to receive either pixantrone or another single-agent drug currently used for the treatment of this patient population and selected by the physician.

CTI announced in November 2008 that it had achieved the primary efficacy endpoint of its phase III EXTEND (PIX301) trial of pixantrone (BBR2778). Patients randomized to treatment with pixantrone achieved a high rate of confirmed and unconfirmed complete remissions compared to patients treated with standard chemotherapy (14/70 (20.0%) for pixantrone arm compared to 4/70 (5.7%) for the standard chemotherapy arm, p = 0.02). No patient (0%) in the standard chemotherapy arm achieved a confirmed complete remission compared to 8/70 (11%) of pixantrone recipients. Pixantrone treatment also significantly increased the overall response rate (CR/uCR+PR) with (26/70 (37.1%) for pixantrone arm compared to 10/70 (14.3%) for the control arm, p = 0.003). CR/uCR and ORR were determined by an independent assessment panel that was blinded to the treatment assignments.

The study received Special Protocol Assessment approval from the U.S. Food and Drug Administration (FDA) in 2004 and pixantrone has received fast track designation for this indication.

About Pixantrone

Pixantrone (BBR 2778), a DNA intercalating antitumor agent that contains an aza-anthracenedione molecular structure, differentiating it from anthracycline chemotherapy agents, was discovered by our scientists in Bresso, Italy. Pixantrone is a novel DNA major groove binder that contains an aza-anthracenedione molecular structure, differentiating it from anthracycline chemotherapy agents. Anthracyclines have been shown to be very active clinically in a number of tumor types, such as lymphoma, leukemia, and breast cancer. For these diseases, anthracycline-containing chemotherapy regimens are effective in first-line (initial) treatment. However, they may cause cumulative heart damage that limits lifetime dosage and does not allow for retreatment. Pixantrone has been designed to reduce the potential for heart damage compared to currently available anthracyclines or anthracenediones without a loss in anti-tumor or immunomodulatory activities.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.celltherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with pixantrone in particular including, without limitation, the results of complete safety information, the ability of the company to file a rolling NDA in the first quarter of 2009,determination by the FDA that the PIX301 trial is insufficient to support an NDA filing and that the FDA would grant priority review, the potential failure of pixantrone to prove safe and effective for treatment of relapsed aggressive NHL as determined by the FDA, the Company’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T : 206.272.4347

F : 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors